Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-152680, 333-145007, 333-136452, 333-127541, 333-125043, 333-109170, 333-92254, 333-63132, 333-42588, 333-84497, 333-74991, 333-27097, ) of Cerus Corporation pertaining to the 1996 Equity Incentive Plan, Employee Stock Purchase Plan, 1998 Non-Officer Stock Option Plan and 1999 Equity Incentive Plan, and in the Registration Statements on Form S-3 (Nos. 333-93481, 333-47224, 333-61460, 333-61910, 333-67286, 333-75413, 333-72185, and 333-154842) and the related Prospectuses of Cerus Corporation of our reports dated March 10, 2009, with respect to the financial statements of Cerus Corporation and the effectiveness of internal control over financial reporting of Cerus Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 10, 2009